Exhibit 11
               Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Shares held by the Stock Based Incentive Plan that are vested are considered outstanding while unvested shares are not considered outstanding for the computation of basic earnings per share. Unvested shares held by the Stock Based Incentive Plan are considered outstanding for the computation of diluted earnings per share if dilutive. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Options to purchase 51,537 shares of common stock outstanding at March 31, 2001 are included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share because the options average market price exceeded the exercise price of the options. The following table presents the basic and diluted earnings per share computation for the three months ended:


                                                        For the Three Months Ended
                                                                 March 31,
                                                        --------------------------
                                                          2001             2000
                                                          ----             ----

Net income applicable to common stock                   $154,698         $  8,913
                                                        =========================

Weighted average number of common shares outstanding     518,231          545,481
Less: weighted average unallocated ESOP shares           (30,000)         (34,364)
Less: weighted average unvested shares held by
 Stock Based Incentive Plan                               (8,223)               -
                                                        -------------------------
Average number of common shares outstanding used
 to calculate basic earings per share                    480,008          511,117
                                                        -------------------------

Effect of dilutive options                                 6,190                -
Effect of dilutive unvested stock awards                     967            1,044
                                                        -------------------------
Average number of common shares outstanding used
 to calculate diluted earnings per share                 487,165          512,161
                                                        =========================

Earnings Per Share:
  Basic                                                 $   0.32         $   0.02
  Diluted                                               $   0.32         $   0.02